UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2015

RADIOSHACK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas 76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As previously disclosed on Form 8-K filed on December 2, 2014, on December 1, 2014, RadioShack Corporation (the “Company”) received a notice of default and acceleration (the “First Notice of Default”) from the SCP Agent (defined below) asserting that certain events of default had occurred and were continuing under the Credit Agreement, dated as of December 10, 2013 (the “SCP Credit Agreement”), among the Company, certain subsidiaries of the Company that are designated as credit parties, the lenders party thereto (the “SCP Lenders”) and Salus Capital Partners, LLC, as agent for the SCP Lenders (in such capacity, the “SCP Agent”). In addition to asserting events of default, the First Notice of Default also included a demand by the SCP Agent for the immediate payment in full by the Company of the $250 million term loan outstanding under the SCP Credit Agreement, together with all accrued and unpaid interest thereon (all of which interest that was due on December 1, 2014 having been paid in full on that date) and any other amounts owing to the SCP Lenders thereunder.

As noted in the First Notice of Default, on December 1, 2014, the SCP Agent sent a notice to the depositary bank at which the Company maintains a deposit account into which proceeds of certain residual accounts are to be deposited (the “Residual Account Deposit Account”), instructing the depositary bank to prevent the Company from withdrawing funds on deposit in the Residual Account Deposit Account and directing the depositary bank to transfer all funds at any time on deposit in the Residual Account Deposit Account to the SCP Agent.

On January 27, 2015, the Company received a notice of default (the “Second Notice of Default”) from the SCP Agent asserting that an event of default has occurred and is continuing under the SCP Credit Agreement because the Company has not deposited all proceeds that it has received from the applicable residual accounts into the Residual Account Deposit Account.

The SCP Agent alleges in the Second Notice of Default that the foregoing matters constitute continuing events of default under the SCP Credit Agreement.

If it is determined that an event of default has occurred and is continuing under the SCP Credit Agreement, such event of default would also constitute an event of default under the Credit Agreement dated as of December 10, 2013, as amended by the First Amendment dated as of October 3, 2014 (the “ABL Credit Agreement”), with the lenders party thereto and Cantor Fitzgerald Securities as administrative agent. If the maturity of the obligations outstanding under the SCP Credit Agreement is validly accelerated, then an event of default would occur under the Indenture, dated as of May 3, 2011, by and among the Company, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, which governs our $325 million of 6.75% Senior Notes. The occurrence of any such events of default under these other debt arrangements would permit the lenders thereunder (or the agent or trustee acting on their behalf) to declare all amounts outstanding thereunder to become immediately due and payable and to exercise other remedies set forth in the applicable debt documents.

The foregoing description of the Second Notice of Default is not complete and is qualified in its entirety by reference to the full text of the Second Notice of Default, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Notice of Breach and Demand Letter, dated January 27, 2015

Forward Looking Statements.

This report (including the documents furnished as Exhibits to this report) contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s current views. These statements can be identified by the fact that they include words like “our position,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning. These statements involve a number of risks and uncertainties that could cause actual results or circumstances to differ materially from those expressed or implied in our forward-looking statements, including the possibility that the Company may be unable to dispute the allegations of defaults under the term loan credit facility, the potential consequences of those allegations, including potential adverse effects on relationships between the Company and its business partners, other creditors (including in relation to cross-default provisions in our other credit agreement or debt indenture) and third parties, including suppliers and customers, and the continued availability of working capital financing. Any or all of these matters would have a material adverse effect on RadioShack’s liquidity and financial viability. Additional information regarding these and other factors is included in RadioShack’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2013 and Quarterly Reports on Form 10-Q. We specifically disclaim any duty to update any of the information set forth in this report, including any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation
(Registrant)

Date: February 2, 2015	/s/ Carlin Adrianopoli
Carlin Adrianopoli
Interim Chief Financial Officer
(principal financial officer)

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Notice of Breach and Demand Letter, dated January 27, 2015